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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                     DEL MONTE FOODS COMPANY PRICES OFFERING
                          OF SENIOR SUBORDINATED NOTES

                       INCREASES OFFERING TO $300 MILLION

        SAN FRANCISCO, CA -- MAY 3, 2001 -- Del Monte Foods Company (NYSE: DLM), through its wholly-owned subsidiary Del Monte Corporation (the "Corporation"), today announced the pricing terms for the offer of Senior Subordinated Notes due 2011 (the "Notes"). The Notes will bear interest at a rate of 9 1/4% and will be redeemable, in whole or in part, on or after May 15, 2006. In addition, the Corporation may, at its option, redeem up to 35% of the aggregate principal amount of the Notes prior to May 15, 2004 from the proceeds from an equity offering. The Corporation also announced that the offering will be increased to $300 million of Notes, from the $275 million announced on April 27, 2001.

        The Corporation intends to use the proceeds from the sale of the Notes primarily to repurchase the Corporation's outstanding 12 1/4% Senior Subordinated Notes due 2007 and Del Monte Food Company's outstanding 12 1/4% Senior Discount Notes due 2007 and to repay amounts currently outstanding under its revolving credit facility.

        The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

CONTACTS:

Media Inquiries
Brandy Bergman
Citigate Sard Verbinnen
(212) 687-8080

Investor Relations
Tom Gibbons
Del Monte Foods
(415) 247-3382